                                                                   Exhibit 10.14


                              RETIREMENT AGREEMENT

     This Retirement Agreement ("Agreement") is entered into by and between Phelps Dodge Corporation ("Company") and Manuel J. Iraola ("Iraola"). This Agreement is entered into in order to (i) provide Iraola with special pay and benefits upon his retirement from the Company, the payment of which shall be contingent on Iraola executing a waiver and general release on or after his retirement date with the Company; and (ii) resolve all matters relating to Iraola's retirement from the Company.

     The Company and Iraola, therefore, agree as follows:

     1. Company previously announced its intentions to consider various strategic options with respect to Phelps Dodge Industries ("PDI") (the "Strategic Options"). After carefully evaluating those options Company has determined that at the present time it will discontinue the process of soliciting Strategic Option proposals with respect to PDI. Based on these circumstances and Iraola's expressed desire to spend more time on personal matters, Iraola has elected to retire from the Company on June 30, 2002 (the "Retirement Date"). As of the Retirement Date, Iraola will resign from all positions he holds with the Company, and, as may be applicable, with each of the Company's subsidiaries and affiliated entities. At the request of the Company, Iraola agrees to execute any documents to effectuate or to facilitate his resignations. Iraola acknowledges and agrees that all of the special benefits he will receive under this Agreement are specifically contingent on him executing a waiver and general release agreement, and otherwise meeting his obligations under this Agreement. In addition, Iraola agrees that the benefits provided under this Agreement are in lieu of any and all benefits he may have been entitled to under the terms and conditions of that certain Severance Agreement entered into by and between Iraola and the Company dated October 27, 1997 ("Severance Agreement"). Iraola acknowledges and agrees that upon the effective date of this Agreement (as set forth in Paragraph 19 below), the Severance Agreement will terminate and that neither he nor the Company will have any further rights or obligations under that agreement.

     2. Iraola agrees that until his Retirement Date he will continue to carry out his duties for the Company faithfully, industriously, and to the best of his ability, experience, and talents, and that he will otherwise perform his duties and responsibilities to the reasonable satisfaction of the Company. Except as otherwise modified by Paragraph 7 of this Agreement, between the execution date of this Agreement (as set forth below) and the Retirement Date, Iraola will be entitled to receive any salary increases, and stock option grants, to which he may be entitled based on his service and performance and as are consistent with Company's consistently applied plans, policies and procedures for similarly situated AICP participants.

     3. The Company will pay Iraola a special payment in the gross amount of $859,947.50. In addition, the gross amount of this payment is subject to further adjustment, either as an increase or decrease, based on the actual Fair Market Value, as of the Retirement Date, of the 2,500

Iraola Agreement
Page 2


          shares of Restricted Stock referenced in Paragraph 8 below. To the extent the Fair Market value of the 2,500 shares of Restricted Stock is greater than $137,500.00, then the gross amount of this special payment will be decreased from the $859,947.50 amount set forth above in an amount equal to the excess. [EXAMPLE: If as of the Retirement Date, the Fair Market Value of the 2,500 Restricted Shares is $138,750 then the gross amount of this special payment will be reduced by $1,250.00 ($138,750 - $137,500 = $1,250.00). In this example this would result in the gross amount of the special payment being $858,697.50 ($859,947.50 - $1,250 = $858,697.50).] To the extent the
          Fair Market Value of the 2,500 shares of Restricted Stock is less than $137,500.00, then the gross amount of the special payment will be increased from the $859,947.50 amount set forth above in an amount equal to the shortfall. [EXAMPLE: If as of the Retirement Date, the Fair Market Value of the 2,500 Restricted Shares is $136,250 then the gross amount of this special payment will be increased by $1,250.00 ($137,500 - $136,250 = $1,250.00). In this example this would result in the gross amount of the special payment being $861,197.50 ($859,947.50 + $1,250 = $861,197.50).] All necessary taxes and withholdings will be deducted from this amount. This special payment will be paid to Iraola within 15 calendar days after his Retirement Date or the effective date of that certain Waiver and Release Agreement ("Waiver and Release") described in Paragraph 19 below, whichever is later.

     4. Until Iraola reaches age 65, and subject to him making those contributions, if any, required of employees to participate in the Company's medical and dental plans for active employees, Iraola and his eligible dependents will be eligible to participate in the similar group health and dental plans sponsored by the Company ("Similar Active Plan"). At age 65, Iraola may elect, for himself and his eligible dependents, to continue participation in a group medical plan sponsored by Company, which is similar to the Company's retiree medical plan then in effect (if the Company continues such a plan for retirees) ("Similar Retiree Plan"), and subject to any changes in the retiree medical plan that may be adopted from time to time. Any election to participate in the Similar Retiree Plan is subject to Iraola making the required payments to participate in the plan. Iraola's cost to participate in the Similar Retiree Plan shall be determined by the provisions and costs of the applicable retiree medical plan in which he would have participated had he remained in the employ of the Company until such time as he reached age 65. To the extent Iraola, prior to age 65, is required to make contributions to the Similar Active Plan, Company will notify him in writing of his obligation to do so and the amount of the monthly contribution. Company and Iraola agree that should Iraola predecease his spouse, she may continue to participate in the similar plans contemplated by this Paragraph 4. Iraola, upon his retirement, will have all of the rights to which he is entitled under COBRA, including the election of up to 18 months of continuation coverage for himself, his spouse, and eligible dependents. To obtain his COBRA continuation coverage he must elect such coverage in accordance with the election notices provided to him and he must be eligible for the coverage elected under the rules of COBRA. Iraola will be responsible for making the monthly premium payments required for any elected COBRA continuation coverage and the cost of any other benefits he desires to continue.

Iraola Agreement
Page 3


     5. Until Iraola reaches age 55, the Company will provide him with a special, nonqualified monthly retirement benefit of $24,000.00, subject to all applicable tax and other withholdings. When Iraola reaches age 55 he will retire under the Phelps Dodge Retirement Plan and he will receive the qualified monthly retirement benefit to which he is entitled under that plan. In addition, he will receive a special, nonqualified monthly retirement benefit in an amount sufficient to bring his combined qualified and nonqualified monthly retirement benefit after age 55 to $24,000.00, subject to all applicable tax and other withholdings. (The retirement benefit amounts set forth in this Paragraph have been calculated on the basis of a single life annuity. Should Iraola elect a payment option other than as a single life annuity this monthly amount will be reduced in accordance with the applicable provisions of the Phelps Dodge Retirement Plan.) Monthly payment of this special, nonqualified monthly retirement benefit will begin the month following Iraola's Retirement Date or the effective date of the Waiver and Release, whichever is later.

     6. In accordance with the terms of the Annual Incentive Compensation Plan ("AICP"), Iraola shall receive an AICP payment for the calendar year in which his Retirement Date occurs. This payment will be calculated based upon Iraola's salary earned through his Retirement Date, the actual performance level of the Company and Phelps Dodge Industries, and the target performance level for Iraola's support goals. This AICP payment will be paid to Iraola in the calendar year following the year in which his Retirement Date occurs at the same time that the AICP payments are made to other AICP eligible individuals. Any AICP payment made under this Paragraph 6 shall be subject to all applicable tax and other withholdings.

     7. In accordance with the Phelps Dodge 1998 Stock Option and Restricted Stock Plan, as amended ("Restricted Stock Plan") and notwithstanding Iraola's election to retire as of the Retirement Date, each of Iraola's currently outstanding stock options that is exercisable as of his Retirement Date will remain exercisable until the earlier of the option's expiration date or one month after his Retirement Date. Any of his exercisable options that are not exercised as of the date specified above will terminate, and any of his outstanding stock options that are not exercisable as of his Retirement Date will terminate on that date (collectively, the "Cancelled Options"). To compensate Iraola for the loss of value associated with his Cancelled Options, the Company hereby grants to him a number of stock appreciation units (the "Units") equal to the number of Cancelled Options. The "Expiration Date" of the particular Units shall be the earlier of the expiration dates of the Cancelled Options that were the basis for the issuance of the particular Units or five years after his Retirement Date ("Retirement Date + 5"). At any time prior to the occurrence of an Expiration Date, Iraola may notify the Company of his desire to "exercise" all or part of the Units. Any Units that he does not exercise as of the Expiration Date for the applicable Units will be deemed to be exercised for him on the applicable Expiration Date. Each such Unit shall entitle Iraola to receive, upon the exercise thereof, a lump-sum cash payment, less any required tax withholdings, equal to the excess, if any, of (i) the Fair Market Value (as defined below) of a Common Share on the date of exercise over (ii) the Base Value (as defined below) for such Unit. For purposes of this
          Agreement:

Iraola Agreement
Page 4


                    The "Base Value" of each Unit shall be an amount equal to the per share exercise price of the Cancelled Option to which such Unit corresponds. Because he has more than one Option Agreement, the Base Value of his Units will vary as shown in the following table:

                       ---------------------------------------------------
                        Units     Base Value     Expiration Date
                       ---------------------------------------------------
                         6,567    $47.1250       December 2, 2002
                        15,000    $57.8750       December 7, 2004
                        15,000    $53.1250       February 1, 2005
                        35,000    $67.3750       December 6, 2005
                        30,000    $71.6250       December 4, 2006
                         4,933    $82.1250       December 1, 2003
                        32,000    $65.3750       June 30, 2007
                         4,204    $66.5000       December 2, 2002
                         3,210    $66.5000       December 1, 2003
                        45,000    $55.2500       June 30, 2007
                        63,000    $51.8125       June 30, 2007
                        60,000    $51.9375       June 30, 2007
                        55,000    $34.6700       June 30, 2007

                    The "Fair Market Value" of a Common Share on any date shall mean the mean of the high and low prices thereof on such date as reported on the New York Stock Exchange Consolidated Trading Tape (or if there are no reported trades on such date, on the next preceding day on which such trades are reported). If the Base Value for a Unit exceeds the Fair Market Value, the value of the Unit will be zero.

          Iraola may exercise his Units by written notice to the Company (which shall be delivered to the attention of Manager - Executive Compensation, Phelps Dodge Corporation, One North Central Avenue, Phoenix, Arizona 85004), specifically identifying the Unit being exercised and the date as of which such Unit is to be exercised (which may not be earlier than the date of such notice). A Unit does not entitle Iraola to receive shares of the Company's stock as a result of an exercise. Rather, the Company will only pay him in cash any difference between the Fair Market Value and the Base Value of a Unit, less any required tax withholdings. Iraola acknowledges that Company may take action that reprices or otherwise affects the price of the stock options of those individuals participating in the Restricted Stock Plan

Iraola Agreement
Page 5


          ("Repricing Action"). Company agrees that if such action materially affects the Base Value of the Units prior to the their respective Expiration Date, it will take such action with respect to those Units, for which the Expiration Date has not passed, consistent with the affect that the Repricing Action had on the outstanding stock options of those individuals participating in the Restricted Stock Plan. Iraola understands that the Company is considering whether it is appropriate for the Company to adopt a plan or program (which may include an amendment to the Restricted Stock Plan), that may allow participants in the Restricted Stock Plan to possibly exchange certain of their current exercisable stock options for restricted stock of the Company (the "Exchange Program"). Iraola understands that the Company has made no final determination on whether it may adopt any such Exchange Program and that this Agreement has been negotiated based on certain specific terms of understanding between the parties, which are not speculative. Iraola also understands that those terms of understanding did not include the consideration of any speculative economic value that may be related to any Exchange Program that may be under consideration by the Company, and that the consideration of any such speculative economic benefit for purposes of this Agreement would directly affect the other terms and conditions of this Agreement. Therefore, Company and Iraola acknowledge and agree that, notwithstanding any other provision of this Agreement or any of the terms and conditions that may be included in any Exchange Program that may be adopted by Company (if any), Iraola will not be entitled to participate in any manner in any such Exchange Program if adopted. Company and Iraola acknowledge and agree that, should the Company eventually determine that it is appropriate to adopt any such Exchange Program, such action shall not be deemed to be a Repricing Action for purposes of this Agreement and as defined above.

     8. In accordance with the terms and conditions of the Restricted Stock Plan and notwithstanding his election to retire as of the Retirement Date, Iraola's 2,500 shares of Restricted Stock (as that term is defined in the Restricted Stock Plan) will revert to the Company on the Retirement Date. To compensate Iraola for the value of this Restricted Stock, Company agrees to pay Iraola a cash amount equal to the Fair Market Value (as that phrase is defined in Paragraph 7 above) of these 2,500 shares of Restricted Stock as of his Retirement Date. Iraola acknowledges and agrees that this payment will be subject to all applicable tax and other withholdings. This payment will be made to Iraola within 15 calendar days after his Retirement Date or the effective date of the Waiver and Release, whichever is later.

     9. The Company will, at its cost, provide Iraola with a reasonable amount of the services of AYCO Corporation through April 15 of the calendar year following Iraola's Retirement Date. The services of AYCO will be provided to Iraola under the same conditions and at the same level as those services are provided to similarly situated active employees of the Company during that time.

     10. The Company will provide Iraola with sufficient payments to fund an ELIP death benefit equal to one-times his annual base salary. These payments will be as required following his Retirement Date and shall be reduced by required tax and other withholdings.

Iraola Agreement
Page 6


     11. Company will make a special cash payment to Iraola with respect to his contributions to the Strategic Options process in the gross amount of $532,000. This cash payment amount will be subject to all applicable tax and other withholdings and will be paid to Iraola in the same manner as the payment described in Paragraph 3 above.

     12. Iraola shall deliver to the Company (a) any and all documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to the Company's business or affairs, which are in Iraola's possession or control, or of which Iraola is aware, and (b) any and all documents, materials, files, computer files or copies, reproductions, duplicates, transcriptions or replicas thereof, which are in Iraola's possession or control, or of which Iraola is aware, belonging to the Company or any other affiliated entities. Iraola will make a diligent search for such documents, materials, files, computer files and other property. Iraola will deliver these items to the Company by his Retirement Date.

     13. Iraola agrees that during the course of his employment with the Company, he had access to confidential and proprietary information concerning the Company including but not limited to such matters as the Company's trade secrets, strategic plans, financial data, programs (including, without limitation, the Company's computer software programs), procedures, manuals, confidential reports and communications, lists of customers, sources of supply, patents, and new technology developments. That information was disclosed to Iraola in confidence and solely for use by or on behalf of the Company. Iraola has no ownership right or interest in that confidential and proprietary information. Iraola agrees that he will keep that information confidential at all times after his employment, and that he will not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use, for any purpose whatsoever, that information on his own behalf or on behalf of any other person or entity. This obligation is in addition to any other obligation that Iraola, by virtue of his position with the Company, may have under the applicable law to not disclose confidential, trade secret, or proprietary information of the Company.

     14. Iraola acknowledges that all of the following information and materials are "Protected Information" belonging to the Company and shall be subject to the provisions of Paragraph 13 of this Agreement and shall be kept strictly confidential, even if not physically marked as such:

               a. Production processes, strategic plans, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, and other materials and information relating to the Company's business and activities and the manner in which the Company does business;

               b. Discoveries, concepts, and ideas including, without limitation, the nature and

Iraola Agreement
Page 7


                    results of research and development activities, processes, formulas, inventions, equipment or technology, techniques, "know-how," designs, drawings and specifications, and patent applications;

                    c. Any other materials or information related to the Company's business or activities which are not generally known to others engaged in similar businesses or activities and which are not in the public domain; and

                    d. All ideas which are derived from or relate to Iraola's access to or knowledge of any of the above enumerated materials and information.

     15. Iraola acknowledges that in the course of his employment with the Company, he has had direct or indirect contact with the Company's existing and prospective customers and others having business dealings with the Company and has thereby had the opportunity to meet and develop, on the Company's behalf, goodwill and working relationships with those persons, firms, or entities. Iraola acknowledges that such goodwill and relationships are valuable assets of the Company, and he understands and agrees that, because of the nature of the Company's business, it is necessary to afford fair protection to the Company for those assets. Therefore, Iraola covenants and agrees that, for the period beginning on the date of this Agreement and ending two (2) years after his Retirement Date, he shall not compete with the business of the Company by: (i) engaging in the business of copper mining; molybdenum mining; the milling, smelting, or refining of copper or molybdenum; the producing of copper rod or molybdenum products; energy wire and cable; magnet wire; high performance conductor; or carbon black, whether international or domestic, whether as a proprietor, partner, co-venturer, director, officer, employer, employee, servant, agent, or representative of an operation engaging in such business; (ii) soliciting, directly or indirectly, any existing or prospective customer of the Company with whom he has gained significant business contacts while employed by the Company;
          (iii) advising, directly or indirectly, any existing or prospective customer of the Company with whom he has gained significant business contacts while employed by the Company, to withdraw, curtail, or cancel business or negotiations with the Company; or (iv) serving as a consultant or contractor to any entity engaged in the business of copper mining; molybdenum mining; the milling, smelting, refining of copper or molybdenum; the producing of copper rod or molybdenum products; energy wire and cable; magnet wire; high performance conductor; or carbon black, whether international or domestic. Iraola acknowledges and agrees that the geographic scope of this provision has not been limited because the Company's business and customers are worldwide and the Company has a legitimate, protectible business interest in its goodwill and relationships with its customers in preventing the solicitation of its customers regardless of the geographical location of its customers or where Iraola is employed. Company and Iraola acknowledge that in the event of the closing of a Strategic Option, the entity entering into that transaction with Company may request that Iraola consult with it on a periodic basis with respect to the continued operations of the business. In the event Iraola wishes to provide such services, Iraola agrees to submit a written request to Company asking for a waiver of the provisions of

Iraola Agreement
Page 8


          this Paragraph. This request will include a full disclosure of the facts related to the consulting opportunity for which he is seeking a waiver. The granting of any waiver contemplated by this Paragraph shall be at Company's sole discretion; provided, however, that the granting of any such waiver by Company shall not be unreasonably withheld. Notwithstanding any other provision of this Paragraph 15 to the contrary, Company and Iraola agree that in the event of a Change of Control (as defined in Paragraph 26 below) occurring after the effective date of this Agreement, Iraola shall not be bound by any of the non-compete provisions of this Paragraph 15.

     16. Iraola acknowledges that the Company's employees are an integral part of the Company's business, and he understands and agrees that, because of the nature of the Company's business, it is necessary to afford fair protection to the Company from the loss of any such employees. Therefore, Iraola agrees that, for the period beginning on his Retirement Date and ending two years after his Retirement Date, he shall not, directly or indirectly, hire or engage, or attempt to hire or engage any individual who shall have been an employee of the Company at any time during the one-year period before the date of this Agreement, whether for or on his behalf or for any entity in which he shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative, or otherwise. Any failure by Iraola to comply with this provision, after receiving written notice from Company of any violation, or potential violation, of this provision and giving Iraola a reasonable opportunity to correct any such violation (not to exceed 15 days), shall constitute a material breach of this Agreement and shall entitle the Company to full reimbursement of the pay and benefits he received pursuant to this Agreement, in addition to any other damages and relief to which the Company may be entitled. Notwithstanding any other provision of this Paragraph 16 to the contrary, Company and Iraola agree that in the event of a Change of Control (as defined in Paragraph 26 below) occurring after the effective date of this Agreement, Iraola shall not be bound by any of the prohibitions on hiring set forth in this Paragraph 16.

     17. Iraola understands that the special pay and benefits he will receive by this Agreement are not required by the Company's policies. Iraola also understands that if he and the Company had not entered into this Agreement, and do not enter into the contemplated Waiver and Release, he will not receive the special pay and benefits set forth in this Agreement. Iraola and the Company agree that the fact that they are making this Agreement and the Agreement and General release does not mean that the Company had any obligation or liability to Iraola.

     18. Iraola will keep this Agreement confidential. He will only talk about it with his immediate family, his attorney, and his accountant or tax and financial advisor, and they will not discuss it with anyone else.

     19. Company and Iraola acknowledge and agree that this Agreement, and the obligations of the parties pursuant to this Agreement, shall not become effective unless and until such time as

Iraola Agreement
Page 9


          Company and Iraola execute and deliver the Waiver and Release contemplated by this Agreement, and the Waiver and Release becomes effective pursuant to its terms and conditions. Company and Iraola agree that this Waiver and Release will not be executed by the parties until his Retirement Date or thereafter. This Waiver and Release shall be in substantially such form as is attached hereto as Exhibit 1. Company and Iraola acknowledge and agree that this Agreement will not become effective should he die after execution of this Agreement, but before his Retirement Date and this Agreement becomes effective as described above. Accordingly, in the event of such death no benefits will be paid under this Agreement to any person or entity, including his estate, spouse, beneficiaries, heirs, executors, or personal administrators.

     20. This Agreement may not be changed orally, but only by a written agreement signed by Iraola and the Company.

     21. Iraola understands and agrees that the Company will suffer irreparable harm in the event that he breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Iraola agrees that, in the event of his breach or threatened breach of any of the provisions of this Agreement, the Company, after providing Iraola written notice of any breach or threatened breach of this Agreement and giving Iraola a reasonable period of time to correct any such breach or threatened breach (not to exceed 15 days), in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or to restrain any such breach by Iraola or by any or all of his partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, or on behalf of, or with him. The Company may seek such relief pursuant to a court action notwithstanding the arbitration provision set forth in Paragraph 24 of this Agreement.

     22. The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provisions. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Iraola agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.

     23.  The laws of the State of Arizona will apply to this Agreement.

     24. Any disputes arising in connection with this Agreement, other than disputes arising under Paragraphs 13, 14, 15, 16, 17, and 24 shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction of this matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the

Iraola Agreement
Page 10


          other party for his or its reasonable attorneys' fees incurred with respect to such arbitration.

     25. This agreement supercedes and replaces all prior discussions, understandings, and agreements between the parties, whether oral or written, and contains the entire agreement between them on the matters herein contained.

     26. Iraola acknowledges that he has entered in to that certain Change of Control Agreement dated January 16, 1999 ("Change of Control Agreement"), by which he will receive certain benefits and payments in the event of a change of control as that term is defined in that agreement (a "Change of Control"). Iraola understands and agrees that it is the intent of the parties to this Agreement that he shall not be entitled to receive, and the Company shall not be obligated to pay, benefits and payments under both this Agreement and his Change of Control Agreement. Therefore, Company and Iraola agree that upon the effective date of this Agreement (as described in Paragraph 19 above), his Change of Control Agreement shall terminate, be of no further force and effect, and the Company shall have no further obligation to pay him any amounts under his Change of Control Agreement. In the event of a Change of Control prior to the effective date of this Agreement (as described in Paragraph 19 above), Company and Iraola acknowledge and agree that this Agreement shall be immediately terminated on such Change of Control, be of no further force and effect, and Company shall have no obligation to pay him any of the special pay and benefits provided by this Agreement.

     Company, by and through its duly authorized representative, and Iraola have executed this Agreement on the 6 day of March, 2002.

     Manuel J. Iraola                     Phelps Dodge Corporation


     ---------------------------          ---------------------------
                                          David L. Pulatie
                                          Senior Vice President, Human Resources

EXHIBIT 1

                          WAIVER AND RELEASE AGREEMENT

         This Waiver and Release Agreement ("Agreement") is entered into by and between Phelps Dodge Corporation ("Company") and Manuel J. Iraola ("Iraola"). This Agreement is entered into for the purpose of providing Company with protection against any claims by Iraola.

         WHEREAS, Company and Iraola have entered into that certain Retirement Agreement, dated ______________, 2002; and

         WHEREAS, among other things, the Retirement Agreement provides that Company will pay Iraola certain special pay and benefits as a result of Iraola's retirement from the Company; and

         WHEREAS, pursuant to the terms and conditions of the Retirement Agreement, the Company's payment of any such special pay and benefits to Iraola, and all other obligations of the parties under the Retirement Agreement, are specifically contingent on Company and Iraola executing and delivering this Agreement.

         NOW THEREFORE, in consideration of the obligations set forth in the Retirement Agreement, the payment of the special pay and benefits described therein, and such other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged by the parties, Company and Iraola agree as follows:

         1. Consideration for Agreement. Iraola acknowledges and agrees that the payment of the special pay and benefits as provided for under the terms and conditions of the Retirement Agreement are fair and adequate consideration for this waiver, release, agreement not to sue, and other obligations of Iraola under this Agreement. Iraola acknowledges and agrees that the special pay and benefits to be provided under the terms and conditions of the Retirement Agreement are not required by Company policy and that Iraola is not otherwise entitled to the receipt of any such special pay and benefits.

         2. Waiver and Release. Iraola agrees not to bring any suit or claim against the Company or any of its related entities or individuals with respect to any matter, including those related to his employment with the Company or his retirement from the Company . Therefore, Iraola, for himself and his heirs, executors, administrators, representatives, agents, and assigns, forever releases the Company and its parents, subsidiaries, successors, predecessors, and affiliated entities, and their officers, directors, agents, employees, shareholders, attorneys, and representatives, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, past or present, accrued or not accrued, as of the date Iraola signs this Agreement. The items released include, but are not limited to, matters relating to or arising out of his employment or retirement from the Company . Some examples of items released are claims under federal, state, or local laws, such as the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act, the Family and Medical Leave Act, the Arizona Civil Rights Act (or any similar statute of any other jurisdiction that may be applicable in this case), any common law, tort, or contract claims, and any claims for attorneys' fees and costs. This provision, of course, does not affect Iraola's rights, if any, to benefits under the Company's benefit plans in accordance with the terms of those plans, or to make a complaint to any state or federal agency with respect to issues related to his employment with the Company.

         3. Agreement not to Challenge. Iraola agrees not to challenge this Agreement. If he attempts to do so, he must first return to the Company all of the pay and benefits he received as consideration for entering into this Agreement within 14 days of the Company's written demand for payment. Notwithstanding any other provision of this Paragraph 3 to the contrary, the parties acknowledge and agree that Iraola's rights to challenge the validity of this Agreement under the ADEA, as amended by the Older Workers Benefit Protection Act, including any challenge of the knowing and voluntary nature of this Agreement, are not otherwise affected by the above provisions of this Paragraph 3 or any other provision of this Agreement. Company and Iraola acknowledge and agree that Iraola is not required to return or tender back any consideration received for this Agreement in the event he brings a claim challenging the validity of this Agreement under the ADEA, as amended. In the event Iraola successfully challenges the validity of this Agreement and prevails on the merits of any ADEA claim, the Company is entitled to set-off, recoupment, or restitution against any consideration paid Iraola under this Agreement or the Retirement Agreement to the extent of the consideration paid or the damages awarded, whichever is the lesser.

         4. Consultation with an Attorney. Iraola has been advised by the Company to talk with an attorney of his choice before signing this Agreement. He has been given a period of at least 21 days to consider this Agreement, and he has had an opportunity to talk with an attorney about this Agreement.

         5. Revocation of Agreement. Iraola may revoke this Agreement. Iraola may do so during the seven calendar days after the date he signs it. The Agreement will not become effective until the eighth calendar day after Iraola signs it. If Iraola wishes to revoke the Agreement, he must do so in writing and his written notice of revocation must be sent to David L. Pulatie ("Pulatie"), Senior Vice President, Human Resources, Phelps


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
                  Dodge Corporation, One North Central Avenue, Phoenix, AZ 85004. To be effective, Pulatie must receive the revocation of the Agreement during the seven calendar days after the day Iraola signs it.

         6. Understanding of Purpose. Iraola has carefully considered his obligations as stated in this Agreement and agrees that the restrictions contained in this Agreement are fair and reasonable and are reasonably required for the Company's protection. Iraola has carefully read this Agreement, he has had an opportunity to ask questions about it, he understands it, and he agrees to all of its provisions. Iraola understands that by signing this Agreement, he agrees not to sue or bring any claim against the Company or any other entity or person he has released from claims. Iraola has made this Agreement voluntarily and without any duress.

         7.       Miscellaneous.

                  a. The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provisions. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Iraola agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.

                  b. The laws of the State of Arizona will apply to this Agreement.

                  c. This agreement supercedes and replaces all prior discussions, understandings, and oral agreements between the parties and contains the entire agreement between them on the matters herein contained.

                  d. This Agreement may not be changed orally, but only by a written agreement signed by Iraola and Company.


         Manuel J. Iraola                            Phelps Dodge Corporation


         ---------------------------                 ---------------------------
                                                     David L. Pulatie
                                                     Senior Vice President

         ---------------------------                 ---------------------------
                    Date                                        Date


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